Artisan Partners Asset Management Inc. Reports Quarter and Year Ended December 31, 2018 Results and Quarterly and Special Annual Dividend
Milwaukee, WI – February 4, 2019 – Artisan Partners Asset Management Inc. (NYSE: APAM) today reported its results for the quarter and year ended December 31, 2018.
CEO and Chairman Eric Colson said, “Given the long bull market, the equity market correction in the fourth quarter was a reminder of the volatile environment in which we operate. Global stock indices were down more than 12%. The week of December 17 was the worst week of performance for the S&P 500 (down over 7.0%) since August 2011. During the quarter, the S&P 500 swung by more than 100 basis points on 28 of 63 trading days and the VIX volatility index appreciated over 110%.
“Reacting to the drawdown and volatility, investors pulled money from equity mutual funds and ETFs at record levels, trading into money market funds instead. Investors also used the drawdown as an opportunity to harvest tax losses, exacerbating outflows from daily-liquidity investment vehicles.
“Our AUM was not immune, declining to $96.2 billion at the end of the year. Since then, our AUM has appreciated to approximately $105 billion, as of January 31, 2019, as a result of investment gains, including alpha, and net inflows during January.
“Our operating environment is inherently subject to the short-term whims of markets and human behavior. That is why we constantly repeat our long-term mantra. Our goal is not to smooth over months like December (we can’t), but to generate and compound wealth over the long term for our clients, employees, and owners.
“Our long-term performance for clients and investors remains strong across our investment franchises. Net of fees, 15 of our 17 strategies have generated meaningful out-performance relative to their broad-based benchmarks since inception, representing significant wealth creation for our clients and investors. Our Growth, Global Equity, and Thematic teams had particularly strong investment performance in 2018.
“In the fourth quarter, Rezo Kanovich joined Artisan Partners, and we re-configured the Non-U.S. Small-Cap Growth strategy into the Non-U.S. Small-Mid Growth strategy to give the team greater degrees of freedom. This is another proof point of the attractiveness of our business model and culture to outstanding and differentiated investment talent.
“Also in the fourth quarter, we evolved our Global Value team into two separate teams, the International Value and Global Value teams. The evolution demonstrated the ability of our culture to successfully cultivate investment talent and the flexibility of our operating model to increase the probabilities of long-term success for all stakeholders.
“Despite the volatile fourth quarter, 2018 was one of Artisan Partners’ most successful years ever in terms of financial outcomes—outcomes driven by the long-term results we have generated for clients and investors and the long-term investments we have made in the firm:

•	We earned $828.6 million in revenue.

•
We maintained a 36.8% operating margin while consistently reinvesting in talent, technology and resources, and new investment strategies. Our margin includes the impact of five years of post-IPO equity grants, approximately 90% of which are reinvestments in our investment talent.

•	We generated $2.94 of adjusted EPS, and we have paid or declared a total of $3.39 per share of dividends with respect to 2018.
“An aggregate of $8.37 billion in net outflows from our two mid-cap strategies and the Non-U.S. Growth strategy in 2018 overshadowed the organic growth across the rest of our business, which totaled nearly $1 billion for the year. While we expect the decline of the mid-cap strategies to continue to weigh on overall flows, we have significant long-term growth potential across most of our business—where we have value-added results, stability of people and process, and growth opportunities for talent.
“We can’t predict when these embedded long-term growth options will take off, but we feel very good about the long-term prospects across our investment franchises. In addition, because of the investments we have made in our firm and the changing industry landscape, we believe that Artisan Partners is becoming an even more attractive home for entrepreneurial, independent thinkers who want to maximize time spent on investing—providing another lever for long-term growth.
“No matter the short-term market environment, we will remain focused on providing the best home for unique investment talent to deliver high-value added outcomes for our clients and investors. We will remain disciplined and patient. Over the long-term, we fully expect to generate successful outcomes for all our stakeholders.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$96.2	$116.6	$115.5	$96.2	$115.5
Average	105.0	116.2	115.1	113.8	108.8

Consolidated Financial Results (GAAP)
Revenues	$191.5	$212.8	$210.7	$828.6	$795.6
Operating income	64.2	81.8	81.2	304.9	286.4
Operating margin	33.5%	38.5%	38.6%	36.8%	36.0%
Net income (loss) attributable to Artisan Partners Asset Management Inc.	$32.5	$42.5	$(27.5)	$158.3	$49.6
Basic and diluted earnings (loss) per share	0.57	0.77	(0.67)	2.84	0.75

Adjusted[1] Financial Results
Adjusted operating income	$64.2	$81.8	$81.2	$304.9	$299.1
Adjusted operating margin	33.5%	38.5%	38.6%	36.8%	37.6%
Adjusted EBITDA[2]	$66.2	$84.1	$83.4	$312.5	$305.7
Adjusted net income	47.4	60.8	49.9	226.1	182.1
Adjusted earnings per adjusted share	0.61	0.79	0.66	2.94	2.41

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1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

Assets Under Management Decreased to $96.2 Billion
Global equity markets declined sharply in the December quarter, which decreased AUM by approximately 13%. AUM decreased to $96.2 billion at December 31, 2018, a decrease of $20.3 billion, or 17.5%, compared to $116.6 billion at September 30, 2018, as a result of $15.4 billion in market depreciation and $4.9 billion of net client cash outflows. Client cash outflows for the December 2018 quarter included approximately $852 million of Artisan Partners Funds, Inc. annual income and capital gains distributions, net of reinvestments. For the year ended December 31, 2018, AUM decreased $19.3 billion, or 16.7%, compared to $115.5 billion at December 31, 2017, due to $11.9 billion in market depreciation and $7.4 billion of net client cash outflows.
Average AUM for the December 2018 quarter was $105.0 billion, a decrease of 9.7% compared to average AUM for the September 2018 quarter of $116.2 billion, and a decrease of 8.8% from average AUM of $115.1 billion for the December 2017 quarter. Average AUM for the year ended December 31, 2018 was $113.8 billion, an increase of 4.6% compared to average AUM of $108.8 billion for the year ended December 31, 2017.

December 2018 Quarter Compared to September 2018 Quarter
GAAP net income was $32.5 million, or $0.57 per basic and diluted share, in the December 2018 quarter, compared to net income of $42.5 million, or $0.77 per basic and diluted share, in the September 2018 quarter. Adjusted net income was $47.4 million, or $0.61 per adjusted share, in the December 2018 quarter, a decrease of 22% compared to adjusted net income of $60.8 million, or $0.79 per adjusted share, in the September 2018 quarter.

•
Revenues of $191.5 million in the December 2018 quarter decreased $21.3 million, or 10%, from $212.8 million in the September 2018 quarter primarily due to lower average AUM in the December 2018 quarter.

•
Operating expenses of $127.3 million in the December 2018 quarter decreased $3.7 million, or 3%, from $131.0 million in the September 2018 quarter, primarily as a result of lower compensation expense due to decreased revenues and lower equity-based compensation expense. These decreases were partially offset by $4.7 million ($3.6 million net of adjusted provision for income taxes, or $0.05 per adjusted share) of onboarding costs for personnel additions related to the Non-U.S. Small-Mid Growth strategy, as well as increased travel expenses.

•	GAAP and adjusted operating margin was 33.5% for the December 2018 quarter compared to 38.5% for the September 2018 quarter.

December 2018 Quarter Compared to December 2017 Quarter
GAAP net income was $32.5 million, or $0.57 per basic and diluted share, in the December 2018 quarter, compared to GAAP net loss of $27.5 million, or $0.67 per basic and diluted share in the December 2017 quarter. The Tax Cuts and Jobs Act (“Tax Reform”) was enacted in 2017 and resulted in a $62 million reduction in net income in the December 2017 quarter. Adjusted net income was $47.4 million, or $0.61 per adjusted share, in the December 2018 quarter, a decrease of 5% compared to adjusted net income of $49.9 million, or $0.66 per adjusted share in the December 2017 quarter.

•
Revenues of $191.5 million in the December 2018 quarter decreased $19.2 million, or 9%, from $210.7 million in the December 2017 quarter primarily due to lower average AUM in the December 2018 quarter.

•
Operating expenses of $127.3 million in the December 2018 quarter decreased $2.2 million, or 2%, from $129.5 million in the December quarter of 2017 primarily as a result of lower compensation and third-party distribution expense due to decreased revenues and lower equity-based compensation expense. Those decreases were partially offset by onboarding costs for personnel additions related to the Non-U.S. Small-Mid Growth strategy and higher occupancy and technology costs.

•	GAAP and adjusted operating margin was 33.5% for the December 2018 quarter compared to 38.6% for the December 2017 quarter.

•	The GAAP effective tax rate was 16% for the December 2018 quarter.

•	The adjusted effective tax rate was 23.5% in the December 2018 quarter compared to 37% in the December 2017 quarter.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017
GAAP net income was $158.3 million, or $2.84 per basic and diluted share, for the year ended December 31, 2018, compared to GAAP net income of $49.6 million, or $0.75 per basic and diluted share for the year ended December 31, 2017. Tax Reform resulted in a $62 million reduction in net income in 2017. Adjusted net income was $226.1 million, or $2.94 per adjusted share for the year ended December 31, 2018, an increase of 24% compared to adjusted net income of $182.1 million, or $2.41 per adjusted share, for the year ended December 31, 2017.

•	Revenues of $828.6 million for the year ended December 31, 2018 increased $33.0 million, or 4%, from $795.6 million for the year ended December 31, 2017, primarily due to higher average AUM in 2018.

•
Operating expenses of $523.7 million for the year ended December 31, 2018 increased $14.5 million, or 3%, from $509.2 million for the year ended December 31, 2017 primarily as a result of higher compensation expense due to increased revenues, a $3.8 million increase in equity-based compensation expense related to additional post-IPO equity grants, an increase in occupancy and technology expense, and an increase in salary and benefit costs including onboarding costs for personnel additions related to the Non-U.S. Small-Mid Growth strategy. These increases were partially offset by the completed amortization of pre-offering related equity compensation expense in 2017 and a decrease in third-party distribution expense.

•	GAAP operating margin was 36.8% for the year ended December 31, 2018 compared to 36.0% for the year ended December 31, 2017.

•	Adjusted operating margin was 36.8% for the year ended December 31, 2018 compared to 37.6% for the year ended December 31, 2017.

•	The GAAP effective tax rate was 16% for the year ended December 31, 2018.

•	The adjusted effective tax rate was 23.5% for the year ended December 31, 2018 compared to 37% for the year ended December 31, 2017.

Capital Management
Cash and cash equivalents were $160.5 million at December 31, 2018 compared to $137.3 million at December 31, 2017. The Company paid a dividend of $0.60 per share of Class A common stock during the December 2018 quarter. The Company had total borrowings of $200.0 million at December 31, 2018 and December 31, 2017.
During the December 2018 quarter, limited partners of Artisan Partners Holdings exchanged 51,695 common units for 51,695 Class A common shares. The exchanges increased the Company’s public float of Class A common stock by 51,695 shares, or 0.1%.
Total stockholders’ equity was $140.5 million at December 31, 2018 compared to $108.1 million at December 31, 2017. The Company had 54.1 million Class A common shares outstanding at December 31, 2018.
The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.5X at December 31, 2018.

Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.56 per share with respect to the December 2018 quarter and a special dividend of $1.03. The combined amount, $1.59 per share of Class A common stock, will be paid on February 28, 2019 to shareholders of record as of the close of business on February 14, 2019. Based on our projections and subject to change, we expect some portion of the 2019 dividend payments to constitute a return of capital for tax purposes.
The variable quarterly dividend of $0.56 per share represents approximately 80% of the cash generated in the December 2018 quarter.  Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. After the end of the year, our board expects to consider paying a special dividend that will take into consideration total annual cash generation, business conditions, and the amount of cash we want to retain at that time.

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Conference Call
The Company will host a conference call on February 5, 2019 at 11:00 a.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10127898. A replay of the call will be available until February 12, 2019 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10127898. An audio replay will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 21, 2018. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns are presented gross of investment advisory fees applied to client accounts. Composite returns are presented net of trade commissions and transaction costs, but are gross of management fees, unless otherwise stated. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a Composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the Composite. Fees may be higher for certain pooled vehicles, and the Composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Composite data shown for the Artisan High Income strategy is represented by a single account.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1

Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$119.7	$134.5	$132.6	$522.0	$502.6
Separate accounts	71.2	78.2	78.1	303.6	292.7
Performance fees	0.6	0.1	—	3.0	0.3
Total revenues	191.5	212.8	210.7	828.6	795.6

Operating expenses
Compensation and benefits	98.5	102.7	102.0	413.2	390.2
Pre-offering related compensation - share-based awards	—	—	—	—	12.7
Total compensation and benefits	98.5	102.7	102.0	413.2	402.9
Distribution, servicing and marketing	6.1	6.6	7.3	26.5	29.6
Occupancy	5.1	5.4	3.8	18.7	14.5
Communication and technology	10.0	9.6	8.9	37.2	34.1
General and administrative	7.6	6.7	7.5	28.1	28.1
Total operating expenses	127.3	131.0	129.5	523.7	509.2
Operating income	64.2	81.8	81.2	304.9	286.4
Interest expense	(2.7)	(2.9)	(2.7)	(11.2)	(11.4)
Net investment gain (loss) of consolidated investment products	(3.8)	0.3	2.6	5.7	4.2
Net gain (loss) on the tax receivable agreements	—	0.3	290.4	0.3	290.9
Net investment income (loss)	(0.4)	1.4	0.6	2.1	1.1
Total non-operating income (loss)	(6.9)	(0.9)	290.9	(3.1)	284.8
Income before income taxes	57.3	80.9	372.1	301.8	571.2
Provision for income taxes	9.1	14.2	371.3	47.6	420.5
Net income before noncontrolling interests	48.2	66.7	0.8	254.2	150.7
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	17.8	24.0	26.8	91.1	99.0
Less: Net income attributable to noncontrolling interests - consolidated investment products	(2.1)	0.2	1.5	4.8	2.1
Net income (loss) attributable to Artisan Partners Asset Management Inc.	$32.5	$42.5	$(27.5)	$158.3	$49.6

Basic and diluted earnings (loss) per share - Class A common shares	$0.57	$0.77	$(0.67)	$2.84	$0.75

Average shares outstanding
Class A common shares	49.6	49.4	46.4	48.9	44.6
Unvested restricted share-based awards	4.7	4.8	4.0	4.8	4.2
Total average shares outstanding	54.3	54.2	50.4	53.7	48.8

Exhibit 2

Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Net income (loss) attributable to Artisan Partners Asset Management Inc. (GAAP)	$32.5	$42.5	$(27.5)	$158.3	$49.6
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	17.8	24.0	26.8	91.1	99.0
Add back: Provision for income taxes	9.1	14.2	371.3	47.6	420.5
Add back: Pre-offering related compensation - share-based awards	—	—	—	—	12.7
Add back: Net (gain) loss on the tax receivable agreements	—	(0.3)	(290.4)	(0.3)	(290.9)
Add back: Net investment (gain) loss of investment products attributable to APAM	2.7	(1.0)	(1.0)	(1.1)	(1.9)
Less: Adjusted provision for income taxes	14.7	18.6	29.3	69.5	106.9
Adjusted net income (Non-GAAP)	$47.4	$60.8	$49.9	$226.1	$182.1

Average shares outstanding
Class A common shares	49.6	49.4	46.4	48.9	44.6

Assumed vesting or exchange of:
Unvested restricted share-based awards	4.7	4.8	4.0	4.8	4.2
Artisan Partners Holdings LP units outstanding (non-controlling interest)	22.9	23.0	25.4	23.3	26.8
Adjusted shares	77.2	77.2	75.8	77.0	75.6

Basic and diluted earnings (loss) per share (GAAP)	$0.57	$0.77	$(0.67)	$2.84	$0.75
Adjusted net income per adjusted share (Non-GAAP)	$0.61	$0.79	$0.66	$2.94	$2.41

Operating income (GAAP)	$64.2	$81.8	$81.2	$304.9	$286.4
Add back: Pre-offering related compensation - share-based awards	—	—	—	—	12.7
Adjusted operating income (Non-GAAP)	$64.2	$81.8	$81.2	$304.9	$299.1

Operating margin (GAAP)	33.5%	38.5%	38.6%	36.8%	36.0%
Adjusted operating margin (Non-GAAP)	33.5%	38.5%	38.6%	36.8%	37.6%

Net income (loss) attributable to Artisan Partners Asset Management Inc. (GAAP)	$32.5	$42.5	$(27.5)	$158.3	$49.6
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	17.8	24.0	26.8	91.1	99.0
Add back: Pre-offering related compensation - share-based awards	—	—	—	—	12.7
Add back: Net (gain) loss on the tax receivable agreements	—	(0.3)	(290.4)	(0.3)	(290.9)
Add back: Net investment (gain) loss of investment products attributable to APAM	2.7	(1.0)	(1.0)	(1.1)	(1.9)
Add back: Interest expense	2.7	2.9	2.7	11.2	11.4
Add back: Provision for income taxes	9.1	14.2	371.3	47.6	420.5
Add back: Depreciation and amortization	1.4	1.8	1.5	5.7	5.3
Adjusted EBITDA (Non-GAAP)	$66.2	$84.1	$83.4	$312.5	$305.7

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income and operating income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) pre-offering related compensation, (2) net gain (loss) on the tax receivable agreements (if any), including the adjustment to the amounts payable under the tax receivable agreements as a result of Tax Reform, (3) net investment gain (loss) of investment products, and (4) the adjustment to deferred taxes as a result of Tax Reform. These adjustments also remove the non-operational complexities of the Company’s structure by adding back non-controlling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:

•
Adjusted net income represents net income excluding the impact of (1) pre-offering related compensation, (2) net gain (loss) on the tax receivable agreements (if any), including the adjustment to the amounts payable under the tax receivable agreements as a result of Tax Reform, (3) net investment gain (loss) of investment products, and (4) the adjustment to deferred taxes as a result of Tax Reform. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income taxes. The estimated adjusted effective tax rate was 23.5% and 37.0% for the 2018 and 2017 periods, respectively.

•
Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.

•	Adjusted operating income represents the operating income of the consolidated company excluding pre-offering related compensation.

•	Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.

•	Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

Pre-offering related compensation includes the amortization of unvested Class B common units of Artisan Partners Holdings that were granted before and were unvested at APAM’s IPO, which closed on March 12, 2013. As of July 1, 2017, all Class B common units of Artisan Partners Holdings were fully vested and expensed.

Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.

Net investment gain (loss) of investment products represents the non-operating income (loss) related to the Company’s seed investments, in both consolidated investment products and unconsolidated investment products. Excluding these non-operating market gains or losses on seed investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

The adjustment to deferred taxes as a result of Tax Reform represents the non-cash increase in the provision for income taxes resulting from the change in corporate tax rates enacted during the December 2017 quarter. The tax rate used to measure deferred tax assets decreased from 37.0% to 23.5% which resulted in a reduction to deferred tax assets of $352 million with a corresponding increase to the provision for income taxes in the December 2017 quarter. The reduction in certain deferred tax assets also resulted in a $290 million decrease in the amounts payable under the tax receivable agreements in the December 2017 quarter.

Exhibit 3

Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	December 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$160.5	$137.3
Accounts receivable	67.7	76.7
Investment securities	18.1	5.0
Deferred tax assets	429.1	429.2
Assets of consolidated investment products	86.2	154.0
Other	43.4	35.0
Total assets	$805.0	$837.2

Liabilities and equity
Accounts payable, accrued expenses, and other	$39.9	$26.0
Borrowings	199.3	199.1
Amounts payable under tax receivable agreements	369.4	385.4
Liabilities of consolidated investment products	21.6	56.0
Total liabilities	630.2	666.5

Redeemable noncontrolling interests	34.3	62.6
Total stockholders’ equity	140.5	108.1
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$805.0	$837.2

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	December 31,	September 30,	December 31,	September 30,	December 31,
	2018	2018	2017	2018	2017

Beginning assets under management	$116,573	$114,190	$113,688	2.1%	2.5%
Gross client cash inflows	4,938	3,642	3,353	35.6%	47.3%
Gross client cash outflows	(9,870)	(5,187)	(5,810)	(90.3)%	(69.9)%
Net client cash flows	(4,932)	(1,545)	(2,457)	(219.2)%	(100.7)%
Market appreciation (depreciation)	(15,417)	3,928	4,263	(492.5)%	(461.6)%
Ending assets under management	$96,224	$116,573	$115,494	(17.5)%	(16.7)%
Average assets under management	$104,962	$116,221	$115,088	(9.7)%	(8.8)%

	For the Years Ended			% Change from
	December 31,	December 31,		December 31,
	2018	2017		2017

Beginning assets under management	$115,494	$96,845		19.3%
Gross client cash inflows	18,693	16,380		14.1%
Gross client cash outflows	(26,112)	(21,788)		(19.8)%
Net client cash flows	(7,419)	(5,408)		(37.2)%
Market appreciation (depreciation)	(11,851)	24,057		(149.3)%
Ending assets under management	$96,224	$115,494		(16.7)%
Average assets under management	$113,769	$108,754		4.6%

Exhibit 5

Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Investment Team[2]										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Emerging Markets	Credit	Developing World	Thematic	Total	Artisan Funds & Artisan Global Funds	Separate Accounts[3]	Total
December 31, 2018
Beginning assets under management	$32,789	$27,902	$8,364	$21,189	$20,249	$193	$3,291	$2,282	$314	$116,573	$57,916	$58,657	$116,573
Gross client cash inflows	1,249	912	175	1,408	449	5	238	160	342	4,938	3,787	1,151	4,938
Gross client cash outflows	(2,329)	(2,718)	(587)	(2,485)	(861)	(7)	(499)	(365)	(19)	(9,870)	(7,749)	(2,121)	(9,870)
Net client cash flows	(1,080)	(1,806)	(412)	(1,077)	(412)	(2)	(261)	(205)	323	(4,932)	(3,962)	(970)	(4,932)
Market appreciation (depreciation)	(5,458)	(3,129)	(1,375)	(2,431)	(2,724)	(12)	(170)	(84)	(34)	(15,417)	(7,216)	(8,201)	(15,417)
Net Transfers[1]	—	—	—	—	—	—	—	—	—	—	(84)	84	—
Ending assets under management	$26,251	$22,967	$6,577	$17,681	$17,113	$179	$2,860	$1,993	$603	$96,224	$46,654	$49,570	$96,224
Average assets under management	$28,734	$25,028	$7,463	$19,166	$18,585	$183	$3,156	$2,152	$494	$104,962	$51,829	$53,133	$104,962

September 30, 2018
Beginning assets under management	$31,089	$28,064	$8,308	$21,016	$19,751	$197	$3,072	$2,506	$187	$114,190	$57,409	$56,781	$114,190
Gross client cash inflows	1,289	464	317	699	357	6	285	107	118	3,642	2,453	1,189	3,642
Gross client cash outflows	(1,549)	(1,451)	(515)	(781)	(557)	(5)	(134)	(190)	(5)	(5,187)	(3,657)	(1,530)	(5,187)
Net client cash flows	(260)	(987)	(198)	(82)	(200)	1	151	(83)	113	(1,545)	(1,204)	(341)	(1,545)
Market appreciation (depreciation)	1,960	825	254	255	698	(5)	68	(141)	14	3,928	1,711	2,217	3,928
Net transfers[1]	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$32,789	$27,902	$8,364	$21,189	$20,249	$193	$3,291	$2,282	$314	$116,573	$57,916	$58,657	$116,573
Average assets under management	$32,098	$28,190	$8,475	$21,219	$20,232	$195	$3,174	2,390	249	$116,221	$58,149	$58,072	$116,221

December 31, 2017
Beginning assets under management	$30,645	$28,833	$8,675	$21,208	$19,471	$302	$2,473	$2,066	$15	$113,688	$56,481	$57,207	$113,688
Gross client cash inflows	756	585	244	695	555	5	246	194	73	3,353	2,846	507	3,353
Gross client cash outflows	(1,976)	(1,375)	(576)	(738)	(840)	(48)	(186)	(70)	(1)	(5,810)	(3,921)	(1,889)	(5,810)
Net client cash flows	(1,220)	(790)	(332)	(43)	(285)	(43)	60	124	72	(2,457)	(1,075)	(1,382)	(2,457)
Market appreciation (depreciation)	1,203	1,192	422	592	744	23	21	63	3	4,263	1,970	2,293	4,263
Net transfers[1]	—	—	—	—	—	—	—	—	—	—	(27)	27	—
Ending assets under management	$30,628	$29,235	$8,765	$21,757	$19,930	$282	$2,554	$2,253	$90	$115,494	$57,349	$58,145	$115,494
Average assets under management	$31,022	$29,125	$8,682	$21,525	$19,706	$310	$2,526	$2,139	$53	$115,088	$57,148	$57,940	$115,088

______________________________________
1 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
2 Effective October 1, 2018, the Global Value Team became two distinct and autonomous investment teams, the International Value Team and Global Value Team. For comparability purposes, historical assets under management for both teams are presented as though they were distinct teams prior to October 1, 2018.
3 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

Exhibit 6

Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Years Ended	By Investment Team[3]										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Emerging Markets	Credit	Developing World	Thematic	Total	Artisan Funds & Artisan Global Funds	Separate Accounts[4]	Total
December 31, 2018
Beginning assets under management	$30,628	$29,235	$8,765	$21,757	$19,930	$282	$2,554	$2,253	$90	$115,494	$57,349	$58,145	$115,494
Gross client cash inflows	5,121	3,466	1,027	3,758	2,405	28	1,443	893	552	18,693	13,863	4,830	18,693
Gross client cash outflows	(7,967)	(7,044)	(2,177)	(4,434)	(2,540)	(97)	(1,079)	(742)	(32)	(26,112)	(18,155)	(7,957)	(26,112)
Net client cash flows	(2,846)	(3,578)	(1,150)	(676)	(135)	(69)	364	151	520	(7,419)	(4,292)	(3,127)	(7,419)
Market appreciation (depreciation)	(1,531)	(2,690)	(1,038)	(3,400)	(2,682)	(34)	(58)	(411)	(7)	(11,851)	(6,065)	(5,786)	(11,851)
Net transfers[1]	—	—	—	—	—	—	—	—	—	—	(338)	338	—
Ending assets under management	$26,251	$22,967	$6,577	$17,681	$17,113	$179	$2,860	$1,993	$603	$96,224	$46,654	$49,570	$96,224
Average assets under management	$30,967	$27,908	$8,207	$20,962	$19,909	$237	$2,945	$2,379	$255	$113,769	$56,792	$56,978	$113,769

December 31, 2017
Beginning assets under management	$25,714	$25,510	$8,588	$17,855	$16,085	$228	$1,878	$987	$—	$96,845	$49,367	$47,478	$96,845
Gross client cash inflows	4,399	2,942	1,592	2,822	2,277	14	1,168	1,080	86	16,380	12,448	3,932	16,380
Gross client cash outflows	(6,153)	(6,818)	(2,517)	(3,043)	(2,278)	(53)	(672)	(253)	(1)	(21,788)	(15,584)	(6,204)	(21,788)
Net client cash flows	(1,754)	(3,876)	(925)	(221)	(1)	(39)	496	827	85	(5,408)	(3,136)	(2,272)	(5,408)
Market appreciation (depreciation)	6,668	7,601	1,102	4,235	3,734	93	180	439	5	24,057	11,674	12,383	24,057
Net transfers[1]	—	—	—	(112)	112	—	—	—	—	—	(556)	556	—
Ending assets under management	$30,628	$29,235	$8,765	$21,757	$19,930	$282	$2,554	$2,253	$90	$115,494	$57,349	$58,145	$115,494
Average assets under management[2]	$29,366	$28,060	$8,719	$19,896	$18,487	$280	$2,294	$1,632	$28	$108,754	$54,552	$54,225	$108,754

______________________________________
1 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
2 For the Thematic team, average assets under management is for the period between April 24, 2017, when the team's first strategy began investment operations, and December 31, 2017.
3 Effective October 1, 2018, the Global Value Team became two distinct and autonomous investment teams, the International Value Team and Global Value Team. For comparability purposes, historical assets under management for both teams are presented as though they were distinct teams prior to October 1, 2018.
4 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of December 31, 2018
(unaudited)

	Composite Inception	Strategy AUM	Average Annual Total Returns (Gross)					Average Annual Value-Added[2] Since Inception (bps)
Investment Team and Strategy	Date	(in $MM)	1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$14,740	(7.92)%	8.84%	7.86%	16.10%	9.27%	537
MSCI All Country World Index			(9.42)%	6.59%	4.26%	9.45%	3.90%
Global Discovery Strategy	9/1/2017	$112	(1.93)%				2.94%	473
MSCI All Country World Index			(9.42)%				(1.79)%
U.S. Mid-Cap Growth Strategy	4/1/1997	$9,049	(2.74)%	5.95%	5.64%	16.06%	14.18%	463
Russell® Midcap Index			(9.06)%	7.04%	6.26%	14.02%	9.55%
Russell® Midcap Growth Index			(4.75)%	8.59%	7.41%	15.11%	8.59%
U.S. Small-Cap Growth Strategy	4/1/1995	$2,350	3.54%	12.41%	7.70%	17.05%	10.25%	164
Russell® 2000 Index			(11.01)%	7.36%	4.41%	11.97%	8.61%
Russell® 2000 Growth Index			(9.31)%	7.23%	5.13%	13.51%	7.19%
Global Equity Team
Global Equity Strategy	4/1/2010	$1,271	(1.95)%	9.16%	6.83%		11.30%	451
MSCI All Country World Index			(9.42)%	6.59%	4.26%		6.79%
Non-U.S. Growth Strategy	1/1/1996	$21,181	(9.80)%	2.90%	1.31%	9.30%	9.56%	534
MSCI EAFE Index			(13.79)%	2.87%	0.53%	6.31%	4.22%
Non-U.S. Small-Mid Growth Strategy[3]	1/1/2019	$515
MSCI ACWI ex USA Small Cap Index
MSCI ACWI ex USA SMID Index
U.S. Value Team
Value Equity Strategy	7/1/2005	$2,172	(13.73)%	9.53%	5.00%	11.86%	7.13%	(83)
Russell® 1000 Index			(4.78)%	9.08%	8.21%	13.27%	7.96%
Russell® 1000 Value Index			(8.27)%	6.95%	5.94%	11.17%	6.49%
U.S. Mid-Cap Value Strategy	4/1/1999	$4,405	(12.53)%	7.19%	2.91%	12.14%	12.03%	343
Russell® Midcap Index			(9.06)%	7.04%	6.26%	14.02%	8.60%
Russell® Midcap Value Index			(12.29)%	6.05%	5.44%	13.02%	8.93%
International Value Team[4]
Non-U.S. Value Strategy	7/1/2002	$17,681	(14.71)%	4.40%	2.71%	11.07%	11.12%	575
MSCI EAFE Index			(13.79)%	2.87%	0.53%	6.31%	5.37%
Global Value Team[4]
Global Value Strategy	7/1/2007	$17,113	(12.02)%	6.53%	4.73%	12.77%	7.35%	407
MSCI All Country World Index			(9.42)%	6.59%	4.26%	9.45%	3.28%
Emerging Markets Team
Emerging Markets Strategy	7/1/2006	$179	(14.20)%	12.33%	4.17%	8.66%	5.03%	53
MSCI Emerging Markets Index			(14.58)%	9.24%	1.65%	8.02%	4.50%
Credit Team
High Income Strategy	4/1/2014	$2,803	(0.72)%	8.08%			6.03%	265
ICE BofA Merrill Lynch U.S. High Yield Master II Total Return Index			(2.26)%	7.26%			3.38%
Developing World Team
Developing World Strategy	7/1/2015	$1,993	(14.53)%	9.77%			4.51%	236
MSCI Emerging Markets Index			(14.58)%	9.24%			2.15%
Thematic Team
Thematic Strategy	5/1/2017	$448	11.55%				24.80%	1968
S&P 500 Index			(4.38)%				5.12%
Other Asset Under Management[5]		$212

Total Assets Under Management		$96,224
_______________________________________
1 Presented are the results of Artisan’s “composites”, which represent the aggregate performance of all discretionary client accounts, including mutual funds, invested in the same strategy. Composites exclude accounts with client-imposed restrictions which we believe may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars. The results of these accounts, which represented approximately 11% of our assets under management at December 31, 2018, are maintained in separate composites, which are not presented in these materials.
2 Value-added is the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed the broad-based market index most commonly used by our clients to compare the performance of the relevant strategy. Value-added for periods less than one year is not annualized. The Artisan High Income Strategy may hold loans and other security types that may not be included in the ICE BofA Merrill Lynch U.S. High Yield Master II Total Return Index. At times, this causes material differences in relative performance. The Global Equity, Global Discovery and Thematic strategies’ investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.

3 Effective December 4, 2018, the Non-U.S. Small-Cap Growth strategy was re-named the Non-U.S. Small-Mid Growth strategy and the strategy was given increased degrees of freedom to invest in both small and mid-cap companies around the world. In connection with that change, the strategy’s prior composite was terminated and a new composite began on January 1, 2019. Consequently, historical performance information has been omitted from this presentation.
4 Effective October 1, 2018, the Global Value Team became two distinct and autonomous investment teams, the International Value Team and Global Value Team.
5 Other Assets Under Management includes AUM managed by the Credit Team in the Credit Opportunities strategy and by the Thematic Team in the Thematic Long/Short strategy, respectively.